UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 1, 2005

SAFETY PRODUCTS HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	333-127020	34-2051198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Spring Road, Suite 425
Oak Brook, Illinois		60523
(Address of principal executive offices)		(Zip Code)

(630) 572-5715

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

On November 1, 2005, Safety Products Holdings, Inc.’s (the “Company”) wholly-owned subsidiary, Norcross Safety Products L.L.C., a Delaware limited liability company (“Norcross”), entered into the Incremental Facility Amendment to its Credit Agreement dated July 19, 2005 (the “Amendment”).  Under the terms of the Amendment, Norcross, the U.S. Borrowers and the Lenders agreed to a total incremental term commitment from the Increasing Lenders of $65,000,000.  Additionally, the Amendment required, among other things, that the proceeds of the incremental term loans be used for permitted acquisitions and the consolidated senior leverage ratio, after giving effect to the use of the proceeds, not exceed 3.25 to 1.00.

Item 2.01 – Acquisition or Disposition of Assets

On November 1, 2005, Norcross completed the previously announced acquisition of all of the issued and outstanding capital stock of The Fibre-Metal Products Company (“Fibre-Metal”).  The purchase price consisted of $68 million in cash which may be increased by the amount that the Fibre-Metal closing working capital exceeds $9.3 million or reduced by the amount that the Fibre-Metal closing working capital falls below $8.9 million.  Norcross financed the acquisition through additional term borrowings under its credit facility.

Item 8.01 – Other Events

The information set forth in Items 1.01 and 2.01 of this Current Report on Form 8-K is incorporated into this Item 8.01 by reference.

Item 9.01 - Financial Statements and Exhibits.

(a)           Financial statements of business acquired.

Financial statements required by this item shall be filed not later than 71 days after the date that this report is required to be filed.

(b)           Pro forma financial information.

Financial statements required by this item shall be filed not later than 71 days after the date that this report is required to be filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2005	SAFETY PRODUCTS HOLDINGS, INC.

	By:	/s/ David F. Myers, Jr.
	Name:	David F. Myers, Jr.
	Its:	Executive Vice President, Chief Financial
Officer, Secretary and Director (Principal Financial and Accounting Officer)